October 26, 2012

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are pleased to report for the third quarter of 2012, that our net income was $1.4 million, bringing our 2012 year to date net income to $3.0 million.

Highlights of the third quarter of 2012 include:
•	Continued improving trends in profitability
•	Steady improvement in net interest income resulting from loan growth and core funding
•	Noninterest income reaches record levels
•	Improving trends in credit quality measures:
-	Allowance for loan losses/nonperforming loans above 100% for the first time since the second quarter of 2007
-	21.5% decrease in nonperforming assets in the third quarter of 2012
-	Nonperforming assets were at their lowest levels since the second quarter of 2009
•	Capital ratios remained strong, and continued to improve

The enclosed press release details our financial results for the most recent three and nine month periods, and we encourage you to review it for more in-depth financial information.

United unveiled its new brand campaign, including an updated logo, in the third quarter of 2012. We have been growing into new communities and expanding our footprint in our various lines of business, and  feel that our new logo and related rebranding will better position United for the future.

We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

2723 South State Street • Ann Arbor, MI 48104 • 734.214.3700 • ubat.com. • Post Office Box 1127 • Ann Arbor, MI 48106-1127